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                                                                      Exhibit 11


                      ROY F. WESTON, INC. AND SUBSIDIARIES
              SCHEDULE OF COMPUTATION OF BASIC AND DILUTED EARNINGS
                                    PER SHARE


                                                                Years Ended December 31
                                                        2000              1999              1998
                                                    -----------       -----------       -----------
                                                                 Thousands of Dollars,
                                                          Except Share and Per Share Amounts
Basic

Net income                                          $     6,085       $       988       $       858

Weighted average shares                               9,974,036         9,951,404         9,914,379

Basic earnings per share                            $       .61       $       .10       $       .09


Diluted

Net income                                          $     6,085       $       988       $       858

Weighted average shares with dilutive options        10,079,306         9,971,943         9,936,379

Diluted earnings per share                          $       .60       $       .10       $       .09